Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

November 11, 2022

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Sharing Economy International Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated November 8, 2022, of Sharing Economy International Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO